Exhibit 99.1

SCWorx Receives Nasdaq Hearings Panel Partial Compliance Letter for the Company’s Continued Listing on the Nasdaq Capital Market

MIDDLETON, MA – July 29, 2026 – SCWorx Corp. (“SCWorx” or the “Company”), a provider of data normalization and supply chain solutions for the healthcare industry, today announced that it has received a partial compliance letter from the Nasdaq Hearings Panel (the “Panel”) confirming completion of the first benchmark for the Company’s approved plan to regain compliance for continued listing on The Nasdaq Capital Market.

Under the terms of the Panel’s previous decision, SCWorx must demonstrate compliance with Nasdaq’s minimum bid price requirement by achieving a closing bid price of at least $1.00 per share for a minimum of twenty (20) consecutive trading days, as required under Nasdaq Listing Rule 5815(c)(4).

The company must still immediately notify Nasdaq of any material changes to its compliance plan or any event, condition, or circumstance that could affect the Company’s ability to satisfy the requirements of the exception granted previously. The Panel also reserved the right to reconsider the terms of the exception should any developments arise that, in the Panel’s judgment, make continued listing of the Company’s securities inadvisable or unwarranted.

“We appreciate the Panel’s continued consideration and for the opportunity to continue our Nasdaq listing while we execute the next phases of our compliance plan,” said Tim Hannibal, President and Chief Executive Officer of SCWorx. “Maintaining our Nasdaq listing remains a strategic priority as we continue to focus on expanding customer relationships, advancing our healthcare supply chain data management platform, and creating long-term value for shareholders.”

The Company intends to take all actions necessary to satisfy the conditions established by the Panel and will continue to keep investors informed regarding its progress.

About SCWorx Corp.

SCWorx is a provider of data management and analytics solutions focused on improving operational efficiency, data accuracy, and cost savings for healthcare organizations. The Company’s platform enables the normalization, aggregation, and analysis of complex data sets to support supply chain optimization, financial performance, and regulatory compliance.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially. SCWorx undertakes no obligation to update any forward-looking statements except as required by law.

Investor Relations Contact:

SCWorx Investor Relations

ir@scworx.com